Exhibit 10.8

November 21, 2002

Re:          Retirement from JDS Uniphase

Dear Tony:

This letter agreement (“Agreement”) shall confirm the terms of your retirement from  your employment with JDS Uniphase Corporation and its subsidiaries and affiliated entities (“the Company” or “JDSU”) effective February 28, 2003 (the “Retirement Date”).  The Effective Date of this Agreement shall be the latter of (a) the Retirement Date, or (b) the 8th day following your signature below.

Between now and the Retirement Date you will continue to perform your regular job duties and responsibilities, which shall include closure and certification of the Company’s results for the quarter ending December 28, 2002 (“Q2”) and 10-Q, participation in the Q2 conference call, and transition of the CFO function to the Company’s next Chief Financial Officer who it is presently anticipated will be hired between the date of this Agreement and the Retirement Date.

On the Retirement Date you will receive the following payments:

1.                                       All accrued but unpaid base salary as of the Retirement Date; and

2.                                       All accrued but unused vacation pay.

The Company and you are parties to several agreements pertaining to the terms of your employment and the termination thereof, including an Employment Agreement dated July 6, 1999 (the “Employment Agreement) which expires on July 6, 2004, and a Change of Control Agreement dated March 4, 1998, as amended (the “Change of Control Agreement”), collectively referred to hereinafter as the “Employment Agreements”.

Pursuant to the terms of the Employment Agreements, upon the occurrence of certain events described therein you are entitled to certain payments and benefits upon termination of your employment.  In full satisfaction of any and all obligations of the Company under the Employment Agreements and any other agreement between you and the Company, on the Retirement Date the Company shall take the following actions and provide the following benefits (collectively the “Retirement Benefits”): (a) cause all stock options previously granted to you by the Company in your capacities as either a director or officer which, in the absence of the termination of your employment, would otherwise vest in accordance with the terms of each grant between the Retirement Date and July 6, 2004 to be fully accelerated and vested and which, together with all other vested stock options, and notwithstanding any provision in any stock option grant agreement or plan to the contrary, shall remain exercisable for the full remaining term of each such stock option grant; and (b) should you elect COBRA benefits continuation following the termination of your employment the Company will pay the premiums for such coverage for a period of eighteen (18) months (i.e., through August 31, 2004).  The Company will continue to provide you with the same internet access to stock option data as is then provided to similarly situated current and former employees.

You agree that you will remain subject to all provisions of the Company’s Policy Regarding Inside Information and Securities Transactions until the opening of the trading window following release of the Company’s Q3 FY2003 earnings at the end of April, 2003.  You will also observe the provisions of the Company’s Ethics Policy through March 31, 2003.  In the event you seek guidance regarding the application of these policies to any particular set of facts or circumstances the Company agrees to provide such guidance within 3 business days of such request.  Please direct all such requests to the Company’s General Counsel.

Upon your Retirement Date you will be deemed to have resigned all positions you hold within JDS Uniphase and its subsidiaries, though you agree to execute such other documents as may be required to effectuate your departure from such positions.  You will also resign from such other non-JDS Uniphase board positions that you hold as a representative of the Company, including ADVA Optical Networking.  Notwithstanding the foregoing sentence, if, following your Retirement Date and at the request of the Company, you agree to continue to serve on any board(s) of directors of any company in which JDS Uniphase has an investment and you incur customary and reasonable costs thereby, to the extent said company does not otherwise reimburse such costs the Company will do so upon submission of reasonable supporting documentation.

The Company hereby reaffirms its continuing obligations to you pursuant to the Company’s Articles, Bylaws, Delaware law and previously executed indemnification agreements, to defend and indemnify you against claims, actions and causes of action arising out of your employment and service to the Company as an officer, former member of the Board of Directors of the Company, and a member of the Boards of Directors of JDS Uniphase subsidiaries.  For clarity, these obligations will survive the Effective Date of this Agreement.  You will also continue to be covered under the Company’s Directors and Officers liability insurance policies.

You agree that for a period of one (1) year from your Retirement Date you will not, for yourself or any third party, directly or indirectly, employ, solicit for employment, or recommend for employment any person who was employed by the Company as of the Retirement Date without the Company’s prior written consent.

Your obligation to maintain the confidentiality of all Company proprietary and confidential information, and any written agreements between you and the Company pertaining thereto, shall survive the termination of your employment. Except as expressly stated in this Agreement, any further rights under the Employment Agreements shall be terminated as of the Effective Date of this Agreement, including without limitation any right to severance benefits, payments, profit sharing, bonuses, stock options, or other benefits.  This Agreement shall represent the entire understanding between you and the Company regarding the terms of your employment and termination of your employment, will supersede any previous discussions and understandings and may not be modified except in a writing signed by you and the Company.

In consideration of the terms of this Agreement, you agree to release the Company, its subsidiaries and affiliated corporations and its past and present officers, directors, employees and assigns from any claims you may now have, whether known or unknown, including but not limited to, claims arising from your employment, the Employment Agreements or other claims for compensation (including profit sharing, bonus and severance payments), stock options (except as otherwise set forth in this Agreement), claims arising out of contract or tort and any claims arising under the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act, the California Fair Employment and Housing Act, the and any other claims for violation of any federal, state, or local law.

You agree that this release specifically covers known and unknown claims and you waive any rights you may have under Section 1542 of the California Civil Code or under any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor”.

You agree that you have been advised that you have twenty-one (21) days to consider the terms of this Agreement (but may sign it at any time beforehand if you so desire), and that you can consult an attorney in doing so. You also understand that you can revoke your acceptance of the terms of this Agreement within seven (7) days of signing it by sending a certified letter to that effect to the Company’s General Counsel.  Notwithstanding the foregoing, you agree that the portion of this Agreement that pertains to the release of claims under the ADEA shall not become effective or enforceable until the seven (7) day revocation period has expired, but that all other terms of this Agreement will become effective upon your signature below.

Please confirm your acceptance of the foregoing by signing below.

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Tony, on behalf of all of us at JDS Uniphase I want to thank you for your contributions to the Company.  We wish you the best in your retirement, but hope that we may continue to count on your advice and counsel in the future.

Very Truly Yours,

/s/ JOZEF STRAUS

Jozef Straus
Chief Executive Officer

Agreed and Accepted:	Date:

/s/ ANTHONY R. MULLER	November 21, 2002
Anthony R. Muller